UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
__________________________

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): May 24, 2016 (May 19, 2016)
TECOGEN INC.
(Exact Name of Registrant as Specified in Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

333-178697	04-3536131
(Commission File Number)	(IRS Employer Identification No.)

45 First Avenue
Waltham, Massachusetts	02451
(Address of Principal Executive Offices)	(Zip Code)

(781) 622-1120
(Registrant's telephone number, including area code)

_______________________________________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.
On May 19, 2016, Tecogen Inc., (the "Company") along with Tedom a.s., a corporation incorporated in the Czech Republic and a European combined heat and power product manufacturer, ("Tedom") entered into a joint venture agreement (the "JVA"), where the Company will hold a 50% participating interest and the remaining 50% interest will be with Tedom. As part of the JVA, the parties agreed to create a Delaware limited liability company, TTcogen LLC ("TTcogen"), to carry out the terms of the JVA. As part of the JVA, Tedom granted TTcogen the sole and exclusive right to market, sell, offer for sale, and distribute certain products as agreed to by the parties throughout the United States. Tecogen agreed to refer all appropriate sale leads to TTcogen regarding the products agreed to by the parties and Tecogen shall have the first right to repair and maintenance the products sold by TTcogen. The JVA can be terminated by an party sending written notice to the other of a material breach of the JVA if the breach remains uncured for 60 days, or if any member transfers 100% of its interest in the joint venture to another member.
The summary of the terms of the JVA set forth does not purport to be complete and is qualified in its entirety by reference to exhibit 10.37 attached hereto.
On May 19, 2016 as obligated under the JVA, Tecogen entered into an limited liability agreement ("LLC Agreement") with Tedom USA Inc., a Delaware corporation that is a subsidiary of Tedom ("Tedom USA"), where Tecogen and Tedom USA are its members. Under the LLC Agreement net losses and net income will be allocated between the members pro rata in accordance with their membership interests. TTcogen is run by a board of four individuals, two from Tecogen and two from Tedom USA. The LLC Agreement will remain effective unless there is a unanimous decision of the members to dissolve TTcogen or the JVA is terminated.
The summary of the terms of the LLC Agreement set forth does not purport to be complete and is qualified in its entirety by reference to exhibit 10.38 attached hereto.
Additional information related to these transactions is contained in the Tecogen press release furnished as exhibit 99.01 and this exhibit shall be deemed furnished, and not filed.
Item 9.01    Financial Statements Exhibits

(d) Exhibits.

Exhibit No.	Description of Exhibit
10.37	JV Operating Agreement
10.38	LLC Agreement
99.01	Press Release dated May 19, 2016 announcing transaction
SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

TECOGEN INC.

By: /s/ David A. Garrison
May 24, 2016	David A. Garrison, Chief Financial Officer